Exhibit 99.1
777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS PRESENTS PSMA-RELATED DATA
AT SNMMI 2013

-- Findings Support Potential Role of Prostate Specific Membrane Antigen
in Targeted Imaging and Therapy --

Tarrytown, N.Y., June 10, 2013 — Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced that it has reported findings from studies of two of its oncology product candidates at the 2013 Annual Meeting of the Society of Nuclear Medicine and Molecular Imaging (SNMMI) in Vancouver, Canada.
Data from studies of MIP-1095, a PSMA targeting small molecule radiotherapeutic, and 99mTc-MIP-1404, a PSMA targeted imaging agent, are featured in oral presentations. Both product candidates are recent additions to Progenics' expanded oncology pipeline following the company's acquisition of Molecular Insight Pharmaceuticals, Inc. Abstracts for these presentations are available on the Events section of Progenics' website:
Oral Presentation #119: Enhancement of prostate-targeted radiotherapy using [131I] MIP-1095 in combination with radiosensitizing chemotherapeutic drugs
Oral Presentation #281: PSMA targeted SPECT imaging biomarker to detect local and metastatic prostate cancer (PCa): Phase I studies with 99mTc-MIP-1404
Robert J. Israel, M.D., senior vice president of medical affairs and clinical research for Progenics, commented, "Ongoing studies of product candidates targeted to PSMA, an enzyme expressed on the neovasculature of almost all prostate cancer cells, potentially could lead to the development of highly specific prostate cancer imaging and treatment options. We are developing candidates that could improve outcomes for cancer patients, including the two candidates featured here at SNMMI in oral presentations as well as our phase 2-stage PSMA antibody-drug conjugate."
Additionally, Progenics is presenting details of its oncology pipeline at exhibit booth #142 at the Meeting.

Progenics Pharmaceuticals Presents PSMA-Related Data at SNMMI 2013

About MIP-1095, a PSMA targeting small molecule radiotherapeutic
MIP-1095 is in preclinical development for the treatment of metastatic prostate cancer. The compound is radiolabeled with the therapeutic radionuclide, iodine-131, a beta-particle-emitting radionuclide capable of destroying tumor cells. The anticancer effect of 1095 relies on its ability to deliver lethal doses of radiation to prostate cancer cells while causing minimal damage to healthy surrounding tissue.
About 99mTc-MIP-1404, a PSMA targeted imaging compound
99mTc-MIP-1404 is a development stage radiopharmaceutical imaging agent that is designed to facilitate the visualization of subtle changes in biochemical and biological processes associated with disease progression. The expression of distinct proteins by diseased cells offers the opportunity to "visualize cancer", potentially allowing for improved detection and staging, more precise biopsies, and a targeted treatment plan including active surveillance as a disease management tool. 99mTc-MIP-1404 is now in a phase 2 international multicenter study.
About Prostate Cancer
Prostate cancer is the second most common form of cancer affecting men in the United States: an estimated one in six will be diagnosed with prostate cancer in his lifetime. The American Cancer Society estimates that approximately 240,000 new cases of prostate cancer will be diagnosed and about 30,000 men will die of the disease this year. Approximately 2 million men in the U.S. currently count themselves among prostate cancer survivors.
About Progenics
Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines for oncology, with a pipeline that includes product candidates in preclinical through late-stage development.  Its first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. is developing the subcutaneous formulation. For additional information, please visit www.progenics.com.
This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

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